Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
Team Health, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Finance LLC Announces Third Quarter 2009 Results

KNOXVILLE, Tenn. – November 2, 2009 – TeamHealth Inc.’s parent company, Team Finance LLC (the “Company”), today announced results for the third quarter of 2009.

Net revenue less provision for uncollectibles (“revenue less provision”) in the third quarter of 2009 increased 8.6% to $363.0 million from $334.3 million in the third quarter of 2008. Same contract revenue less provision for the quarter increased 7.5% to $331.0 million from $307.9 million in the same period a year ago. During the third quarter of 2009, growth in same contract revenue less provision was positively impacted by increases in billed patient volume, which contributed approximately 4.9% of growth between quarters. Increases in estimated collections per visit contributed approximately 2.2% of same contract growth between quarters. New sales, net of contracts that terminated in the period, and acquisitions contributed $3.1 million and $2.4 million of growth between periods, respectively. Net earnings were $13.5 million in the third quarter of 2009, compared to $22.9 million in the same quarter of 2008. Financial results for the third quarter 2008 reflected reductions of professional liability reserves related to prior years of $26.5 million, while in the third quarter of 2009, no adjustments to professional liability reserves associated with prior years were recorded. This factor was primarily responsible for the increased level of net earnings in the third quarter of 2008 versus the same quarter of 2009.

Net revenue less provision for the nine months ended September 30, 2009 increased 7.5% to $1.1 billion from $999.8 million in the same period of 2008. Same contract revenue less provision for the nine months ended September 30, 2009 increased 5.7% to $946.3 million from $895.1 million in the corresponding period of 2008. Same contract revenue growth during the nine month period benefited 3.2% from increases in patient volume and 2.1% from growth in estimated collections per visit. New sales, net of contracts that terminated in the period and acquisitions contributed $15.6 million and $8.0 million of growth between periods, respectively. Net earnings increased 10.3% to $55.2 million for the nine months ended September 30, 2009, compared to $50.1 million in the corresponding period of 2008. Financial results for the nine months ended September 30, 2009 and 2008 reflected reductions of professional liability reserves related to prior years of $18.8 million and $40.4 million, respectively.

As of September 30, 2009, the Company had cash and cash equivalents of approximately $113.0 million and a revolving credit facility of $110.0 million (without giving effect to $7.5 million of undrawn letters of credit). Of the $110.0 million revolving credit facility, $10.0 million is held by CIT Lending Services Corporation (“CIT Lending Services”), a subsidiary of CIT Group, Inc. CIT Group, Inc and CIT Group Funding Company of Delaware LLC filed for Chapter 11 bankruptcy protection on November 1, 2009. Although CIT Lending Services is not currently a party to this filing, at this time it is not certain if this portion of the revolving credit facility will be available to the Company. The Company does not believe any potential reduction in available capacity under the revolving credit facility will have a material impact on its liquidity or the liquidity of its subsidiaries. During the nine months ended September 30, 2009, the Company made scheduled debt payments of $3.2 million. As a result, the Company’s total outstanding debt as of September 30, 2009 was $612.1 million and there were no amounts outstanding under the revolving credit facility. Cash flow provided by operations for the nine months ended September 30, 2009 increased to $84.6 million compared to $62.9 million for the same period in 2008. Contributing to the increase in operating cash flow between years were improvements in profitability, lower levels of accounts receivable funding, and reductions in interest payments during the first nine months of 2009 compared to the same period in 2008.

Greg Roth, President and Chief Executive Officer of TeamHealth commented, “Though we are pleased with these results, given the challenges presented by the current economic environment, we will remain focused on managing our cost structure and enhancing our revenue cycle process in order to improve our operating leverage and cost margins. As an organization, we continue our commitment to working closely with all of our 6,100 affiliated providers, who share our long-term vision of continuous quality improvement, to enable them to deliver exceptional patient care and service throughout the United States.”

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “TeamHealth continues to seek out innovative solutions to enhance and improve the overall patient experience and to support our affiliated physicians and clinicians in the provision of these services. The stability, and financial strength of TeamHealth, as well as the dedication of all our employees, provides us with a strong foundation to continue to make investments in the areas of patient safety, physician satisfaction and efficiency in the delivery of care.”

Conference Call

As previously announced, TeamHealth will hold an investor conference call at 9:00 a.m. Eastern Time on November 3, 2009. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 1:00 p.m. Eastern Time Tuesday, November 3, 2009, through midnight on Tuesday, November 10, 2009, by calling (800) 642-1687, access code 38716140.

About TeamHealth

Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with more than 6,100 healthcare professionals who provide emergency medicine, radiology, hospital medicine, urgent care and pediatric staffing and management services to more than 550 civilian and military hospitals, and clinics and physician groups in 46 states. For more information about TeamHealth, visit www.teamhealth.com or call 800.818.1498.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC or TeamHealth, Inc. (collectively the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements,” including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the

“forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company’s forward-looking statements speak only as of the date they are made. The Company disclaims any intent or obligation to update any “forward looking statement” made in this communication.

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Team Finance LLC

Financial Highlights

	Three Months Ended September 30,
	2008	2009
	(Unaudited)
	(In thousands)
Net revenue	$582,749	$637,480
Provision for uncollectibles	248,447	274,499

Net revenue less provision for uncollectibles	334,302	362,981
Cost of services rendered
Professional service expenses	265,633	281,185
Professional liability (benefit) costs	(15,535)	13,479

Gross profit	84,204	68,317
General and administrative expenses	29,318	32,348
Management fee and other expenses	960	804
Depreciation and amortization	4,553	4,696
Interest expense, net	10,438	8,549
Transaction costs	19	419

Earnings before income taxes	38,916	21,501
Provision for income taxes	15,986	8,001

Net earnings	$22,930	$13,500

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Team Finance LLC

Financial Highlights

	Nine Months Ended September 30,
	2008	2009
	(Unaudited)
	(In thousands)
Net revenue	$1,720,775	$1,868,002
Provision for uncollectibles	720,968	793,345

Net revenue less provision for uncollectibles	999,807	1,074,657
Cost of services rendered
Professional service expenses	779,426	828,268
Professional liability (benefit) costs	(2,986)	19,145

Gross profit	223,367	227,244
General and administrative expenses	88,277	93,182
Management fee and other expenses	2,745	2,324
Depreciation and amortization	12,559	14,028
Interest expense, net	34,033	27,671
Transaction costs	1,805	578

Earnings before income taxes	83,948	89,461
Provision for income taxes	33,885	34,230

Net earnings	$50,063	$55,231

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Team Finance LLC

Financial Highlights

Under the indenture governing the Company’s 11.25% senior subordinated notes (the “Notes”), our ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of our liquidity and financial flexibility. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the Notes is as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Net earnings	$22,930	$13,500	$50,063	$55,231
Interest expense, net	10,438	8,549	34,033	27,671
Provision for income taxes	15,986	8,001	33,885	34,230
Depreciation and amortization	4,553	4,696	12,559	14,028
Management fee and other expenses (a)	960	804	2,745	2,324
Restricted unit expense (b)	163	187	439	558
Insurance subsidiary interest income	1,173	640	3,040	2,138
Severance and other charges	(118)	(22)	1,340	301
Transaction costs (c)	19	419	1,805	578

Adjusted EBITDA *	$56,104	$36,774	$139,909	$137,059

*	Adjusted EBITDA totals are not adjusted for the favorable effects of professional liability loss reserve adjustments associated with prior years of $0 and $26,529 for the three months ended September 30, 2009 and 2008, respectively, and $18,824 and $40,364 for the nine months ended September 30, 2009 and 2008, respectively. Adjusting for the effects of professional liability loss reserve adjustments associated with prior years, Adjusted EBITDA would have been reduced to $36,774 and $29,575 for the three months ended September 30, 2009 and 2008, respectively, and $118,235 and $99,545 for the nine months ended September 30, 2009 and 2008, respectively.
(a)	Reflects sponsor management fee, loss on disposal of assets and realized gain on investments.
(b)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 Unit Plan.
(c)	Reflects expenses associated with acquisition transaction fees.

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Team Finance LLC

Financial Highlights

Balance Sheet Data

	As of December 31, 2008	As of September 30, 2009
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$46,398	$112,994
Accounts receivable, net	237,790	237,563
Long term debt, including current portion	615,275	612,088

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